Principal Funds, Inc. 711 High Street, Des Moines, IA 50392 515 247 5111 tel
October 6, 2025
Principal Funds, Inc.
Des Moines, Iowa 50392-2080

RE:	Registration Statement on Form N-14
Pursuant to Securities Act of 1933
Registration No. __________________
I am familiar with the organization of Principal Funds, Inc. (the "Fund") under the laws of the State of Maryland and have reviewed the above-referenced Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of a number of shares of the Fund's Common Stock, par value $.01 per share (the "Shares"), in connection with the reorganizations described in the Registration Statement. Based upon such investigation as I have deemed necessary, I am of the following opinion:
1)The Fund has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland; and
2)The Fund has authority to issue the number of Shares of Common Stock necessary to complete the Reorganizations and the Shares, when issued in accordance with the terms described in the Registration Statement, will be legally issued, fully paid, and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Adam U. Shaikh
Adam U. Shaikh
Vice President, Assistant General Counsel, and Assistant Secretary
Principal Funds, Inc.